Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Galmed Pharmaceuticals Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value NIS 1.80 per share	457	(c)	416,667	(4)	$3.4206	$1,425,251.14	$0.0001476	$210.37
Total Offering Amount				416,667			$1,425,251.14		$210.37
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$210.37

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s ordinary shares on the Nasdaq Capital Market on August 28, 2024, which was $3.4206, as adjusted to give effect to the 1-for-12 reverse share split of the Registrant’s issued and outstanding ordinary shares that the Registrant effected on August 29, 2024, with a marketplace effective date on the Nasdaq Capital Market of August 30, 2024.

(3)	The Registrant will not receive any proceeds from the sale of its ordinary shares by the selling shareholder.

(4)	All of the ordinary shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1